Exhibit 21

List of Subsidiaries of Granite Construction Incorporated

Subsidiary	State of Incorporation	Name Under Which Subsidiary Does Business
Granite Construction Company	California	California Granite Company
C.B. Concrete
Dayton Materials
Granite Construction Company of California
Granite Construction Company of Nebraska
Granite Construction Supply
Granite Construction Company of Connecticut

Granite Construction Northeast, Inc.	New York	Granite Construction Northeast, Inc.

GILC Incorporated	California	GILC Incorporated

Kenny Construction Company	Illinois	Kenny Construction Company